Exhibit 10-54

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of July 27, 2006 (the “Agreement”), by and between VORNADO REALTY TRUST, a Maryland unincorporated business trust and Vornado Realty LP, a Delaware Operating Partnership (hereinafter referred to as “Employer”) and JOSEPH MACNOW, an individual (hereinafter referred to as “Employee”).

WHEREAS, Employer and Employee are parties to an agreement as of January 1, 2001, in connection with the terms and conditions of Employee’s employment by Employer (as previously amended, the “January 2001 Agreement”); and

WHEREAS, Employer and Employee have decided to amend some of the terms and conditions of the January 2001 Agreement and restate the agreement in its entirety.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree to amend and restate the January 2001 Agreement as of the date hereof as follows:

1.                   Employment.

Employer hereby agrees to employ Employee, and Employee agrees to serve as Executive Vice President-Finance and Administration and Chief Financial Officer of Employer during the Period of employment, as defined in Section 2.

2.                   Period of Employment.

The “Period of Employment” under this Agreement shall commence as of January 1, 2006 and subject to the provisions of this Agreement, shall continue through December 31, 2006; provided that the Period of Employment shall automatically be extended commencing on December 31, 2006 for successive additional one (1) year periods unless either party gives written notice not to extend the Period of Employment not less than ninety (90) days prior to the then next upcoming expiration date.

3.                   Duties During the Period of Employment.

Employee shall devote his full business time, attention and best efforts to the affairs of Employer and its subsidiaries during the Period of Employment; provided, however, that

Employee may engage in other activities, such as activities involving charitable, educational, religious and similar types of organizations (all of which are deemed to benefit Employer), speaking engagements, membership on the board of directors of non-profit organizations, and similar type activities to the extent that such other activities do not materially impair the performance of his duties under this Agreement, or inhibit or conflict in any material way with the business of Employer and its subsidiaries, and to the extent Employer does not object to such other activities.

4.                   Cash Compensation.

Employer shall pay to Employee a salary (“Base Compensation”) at an annual rate of $1,000,000.00, to be paid in equal biweekly installments.  Employee’s Base Compensation shall not be reduced during the term of this Agreement.

5.                   Stock Options and Other Equity.

(a)  For the purposes hereof, the term “Equity Awards” means grants, made at the discretion of the Compensation Committee of the Board of Trustees, of share options, restricted shares, restricted units or other forms of equity of the Employer or its affiliates (including the Outperformance Plan Units that were awarded to Employee on April 25, 2006 or similar units that may be granted thereafter (“OPP Units”)) made to employees of the Employer in connection with their service to the Employer.  Except as expressly designated otherwise at the time of grant, Equity Awards are intended to be granted pursuant to the terms of the Employer’s 2002 Omnibus Share Plan, as amended, or the applicable replacement plan.  During each calendar year in the Period of Employment that the Employer shall grant Equity Awards to platform heads of the Company, the Employer shall grant to Employee (unless otherwise agreed to by Employee) Equity Awards at a level commensurate with his position.  Such Equity Awards will be granted at the discretion of the Compensation Committee of the Board of Trustees of the Employer.  Employer shall take all necessary actions to ensure that grants of options qualify, to the extent permitted, as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and successor provisions.

(b)  Notwithstanding the foregoing or anything else to the contrary in this Agreement or in any applicable agreement pertaining to Equity Awards now or hereafter existing, all Equity

Awards granted to the Employee will become vested and fully exercisable if the Employee is terminated by the Company pursuant to any of the terms and conditions of this Agreement, (including as a result of disability as provided in Section 7 (c)) or upon termination by Employee with Good Reason or death or retirement of the Employee following the Employee reaching the age of 65, provided if the Employee is terminated for Cause pursuant to Section 7(b), all Equity Awards remaining to vest shall be cancelled.  The provisions of this paragraph do not apply to a termination by the Employee (except for Good Reason) or to the effect of any termination upon any grant of OPP Units.  In each case described in the immediately preceding sentence, the terms and provisions of the applicable agreement governing the applicable grant of Equity Awards shall govern.

6.                   Other Employee Benefits.

(a)                 Vacation and Sick Leave.

Employee shall be entitled to paid annual vacation periods and to sick leave in accordance with Employer’s policy.

(b)                 Automobile.

Employer shall provide Employee with the use of an automobile of the same quality as that provided to other corporate officers of equal or similar position and pay all expenses incurred by Employee in connection with the use of the automobile.

(c)                 Regular Reimbursed Business Expenses.

Employer shall reimburse Employee for all expenses and disbursements reasonably incurred by Employee in the performance of his duties during the Period of Employment, and such other facilities or services as Employer and Employee may, from time to time, agree are reimbursable.

(d)                 Employee Benefit Plans or Arrangements.

In addition to the cash compensation provided for in Section 4 hereof and the stock options and other awards provided in Section 5 hereof, Employee, subject to meeting eligibility provisions and to the provisions of this Agreement, shall be entitled to participate in all employee benefits plans of Employer, as presently in effect or as they may be modified or added to by Employer from time to time, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance.  Without limiting the foregoing, Employee shall be entitled to tax preparation and financial planning assistance of $15,000 per calendar year and upon approval by an insurance carrier, a $3 million five-year renewal term life insurance policy or at Employee’s election other life insurance with a comparable cost to Employer.

7.                   Termination and Termination Benefits.

The termination of Employee’s employment during the Period of Employment by Employee or Employer shall not be treated as a breach of this agreement.

(a)                 Termination by the Employer Without Cause.

The Employer may terminate the Period of Employment and Employee’s employment hereunder without “Cause” upon written notice to Employee.  For purposes of this Section 7(a), a termination of the Period of Employment by the Employer without Cause shall include any termination or nonextension by the Employer (other than a termination for Cause as defined in Section 7(b) below).

(b)                 Termination by the Employer for Cause.

Subject to the following paragraph, the Employer may terminate the Period of Employment and Employee’s employment hereunder for “Cause” upon written notice to Employee. For purposes of this Section 7(b), a termination for Cause shall only mean a termination as a result of (i) Employee’s willful misconduct with regard to Employer or to any entity in control of, controlled by or under common control with the Employer (an “Affiliate”), including, but not limited to, any preferred stock subsidiary of the Employer that is materially economically injurious to Employer, (ii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic violation) or (iii) Employee’s willful and continued failure to use reasonable business efforts to attempt to substantially perform his duties hereunder (other than such failure resulting from Employee’s incapacity due to a physical or mental illness or subsequent to the issuance of a notice of termination by Employee for Good Reason) after demand for substantial performance is delivered by Employer in writing that specifically identifies the manner in which Employer believes Employee has not used reasonable business efforts to attempt to substantially perform his duties.

For purposes of this Section 7(b), in addition to the other legal requirements to be “willful”, no act, or failure to act, by Employee shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of Employer.  In addition, no action or inaction shall give rise to a right of Employer to terminate this Agreement and Employee’s employment hereunder for Cause pursuant to the preceding paragraph unless and until Employer has delivered to Employee a copy of a resolution duly adopted by a majority of the Board of Trustees (“Board”) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty (30) days notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of any conduct set forth in the preceding paragraph and specifying the particulars thereof in detail.  This Section 7(b) shall not prevent Employee from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that Employee has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(c)                 Termination by Employer Due to Disability.

If, due to illness, physical or mental disability, or other incapacity, Employee is substantially unable, for one hundred and eighty (180) consecutive days, to perform his duties hereunder, Employer may terminate the Period of Employment and his Employment hereunder upon at least thirty (30) days’ prior written notice to Employee given after one hundred eighty (180) days, and provided Employee does not return to the substantial performance of his duties on a full-time basis within such thirty (30) day period.

(d)                 Termination by Employee With Good Reason.

Subject to the following paragraph, Employee may terminate the Period of Employment and his employment hereunder for “Good Reason” upon written notice to Employer.  For purposes of this Section 7(d), a termination for Good Reason shall mean a termination as a result of (unless otherwise consented to in writing by Employee) (i) the failure to appoint Employee to the positions set forth in Section 1, the alteration of the duties, responsibilities and authority of Employee as set forth in Section 1 in a manner that is materially and adversely inconsistent with such duties, and responsibilities or authority or a change to Employee’s position or title; (ii) a failure by Employer to pay when due any compensation to Employee or to substantially provide any benefit to Employee; (iii) the relocation of Employer’s principal executive offices to a location other than the New York Metropolitan area or relocation of Employee’s own office location from that of the principal offices; (iv) any purported termination of Employee’s employment for Cause which is not effected pursuant to the procedures of Section 7(b) (and for purposes of this Agreement, no such purported termination shall be effective); (v) Employer’s material breach of any material term contained in this Agreement; (vi) a Change in Control (as defined below), or (vii) any requirement that Employee report to anyone other than the Board, the President of Employer or the Chief Executive Officer of Employer.  Employee’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.

For purposes of this Section 7(d), no action or inaction shall give rise to the right of Employee to terminate the Period of Employment and Employee’s employment hereunder for Good Reason unless a written notice is given by Employee to the Employer within one hundred twenty (120) days after Employee has actual knowledge of the occurrence of the event giving rise to Employee’s right to terminate pursuant to this Section 7(d), and such event has not been cured within thirty (30) days after such notice.  Employee’s continued employment during the one hundred and twenty (120) day period referred to above in this Section 7(d), shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of this Section 7(d), “Change in Control” shall mean the occurrence of any one of the following:

(i)          individuals who, as of January 1, 2006, constitute the Board (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a trustee subsequent to January 1, 2006 whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as a nominee for trustee, without objection to such nomination) shall be an Incumbent

Trustee, provided, however, that no individual initially elected or nominated as a trustee of Employer as a result of an actual or threatened election contest with respect to trustees or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Trustee.

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after January 1, 2006, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding securities eligible to vote for the election of the Board (the “Employer’s Voting Securities”), provided, however, that an event described in this paragraph (ii) shall not be deemed to be Change in Control if any of the following becomes such a beneficial owner:  (A) Employer or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of Employer or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by Employer or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) Employee or any group of persons including Employee (or any entity controlled by Employee or any group of persons including Employee) or (F) (i) any of the partners (as of January 1, 2006) in Interstate Properties (“Interstate”) including immediate family members and family trusts or family-only partnerships and any charitable foundations of such partners (the “Interstate Partners”), (ii) any entities the majority of the voting interests of which are beneficially owned by the Interstate Partners, or  (iii) any “group” (as described in Rule 13d-5(b) (i) under the Exchange Act) including the Interstate Partners, provided, that the Interstate Partners beneficially own a majority of Employer’s Voting Securities beneficially owned by such group (the persons in (i), (ii) and (iii) shall be individually and collectively referred to herein as, “Interstate Holders”);

(iii) the consummation of a merger, consolidation, share exchange or similar form of transaction involving Employer or any of its Subsidiaries, or the sale or other disposition of all or substantially all of Employer’s assets (a “Business Transaction”), unless immediately following such Business Transaction (y) more than fifty percent (50%) of the total voting power of the entity resulting from such Business Transaction or the entity acquiring Employer’s assets of the Operating Partnership in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Interstate Holders or Employer’s shareholders immediately prior to any such Business Transaction, and (z) no person (other than the persons set forth in clauses (A), (B), (C), or (F) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a “Non-Qualifying Transaction”); or

(iv) Board approval of a liquidation or dissolution of Employer, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by Employer’s shareholders in substantially the same proportions as such shareholders owned Employer’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of Employer under this Agreement and any equity grant.

(e)                 Termination by Employee Other Than Pursuant to Section 7(d).  Employee may terminate this Agreement and Employee’s employment hereunder at any time, for any reason upon ninety (90)-days’ prior written notice to Employer.

(f)                  Death Benefit.  Notwithstanding any other provision of this Agreement, the Period of Employment shall terminate on the date of Employee’s death.  In such event, (i) Employee’s estate shall be paid the amount specified in Section 7(g)(i) below and one (1) times Employee’s annual rate of Base Salary and (ii) Employer shall provide Employee’s spouse and dependents with welfare benefits as provided in Section 7(g)(ii) for one (1) year from the date of death.

(g)                 Termination Compensation.  Upon the termination of the Period of Employment and Employee’s employment hereunder (including any nonextension of the Period of Employment), Employer shall provide Employee with the payments and benefits set forth below.  Employee acknowledges and agrees that the payments and benefits set forth in this Section and elsewhere herein and in other written grants and agreements constitute liquidated damages for termination of his employment hereunder (including any nonextension of the Period of Employment).

(i)  Upon a termination of the Period of Employment and Employee’s employment hereunder, Employee shall be entitled to promptly receive (A) his Base Compensation through the effective date of termination, (B) if such termination is other than pursuant to Section 7(b) hereof, any annual earned bonus for any completed fiscal year, (C) if such termination is pursuant to Sections 7(a), 7(c) or 7(d) hereof, a pro rata share of Employee’s annual target bonus for the fiscal year of termination, (D) the benefits, fringes and perquisites, including without limitation accrued vacation (provided that if the termination is pursuant to Section 7(b) or 7(e) hereof, only such payment of accrued vacation as is required by law or Employer’s vacation policy), provided pursuant to Section 6 hereof up to the effective date of such termination and (E) any other amount due to Employee under any other program or plan of Employer.

(ii) In the event of a termination of the Period of Employment and Employee’s employment pursuant to Section 7(a) (such reference shall include, without limitation, a nonextension by Employer of this Agreement) or 7(d) hereof, Employee shall also be entitled to (A) receive an amount (the “Severance Amount”) equal to the sum of (x) three times Employee’s annualized Base Compensation (as in effect on the date of such termination or, if greater, immediately prior to the Good Reason event, if any, based on which the termination of employment occurs) and (y) three times Employee’s Bonus Severance Amount (as defined herein).  The “Bonus Severance Amount” shall mean an amount equal to the average of all annual bonuses earned by the Employee from Employer in the two (2) fiscal years ending immediately prior to Employee’s termination; provided, however, that if Employee’s termination occurs during fiscal 2006, the “Bonus Severance Amount” shall be the higher of Employee’s annual bonus amount for the 2006 fiscal year or Employee’s annual target bonus for 2006 (the Severance Amount shall be payable in a lump sum within thirty (30) days of such termination) and (B) Employee shall become fully vested in any stock options granted to Employee by the Board.  In the event of a termination pursuant to Section 7(a), 7(c) or 7(d) hereof, Employee (his spouse and his dependents, if applicable) shall also be entitled to continue to participate in the medical, dental, hospitalization and life insurance programs existing on the date of termination (or any replacement plans for any such plans) with regard to senior executive officers of a similar level (or their cash equivalents, and, if Employer provides a cash payment in lieu of such benefits, it shall be calculated on a grossed-up tax basis as if Employee had remained an employee) for three (3) years from the date of termination; provided, that Employee shall be obligated to make all employee contributions required to receive such benefits under Employer’s programs and that such continued benefits shall terminate on the date or dates Employee receives equivalent coverage and benefits, without waiting period or pre-existing conditions limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis).  Employee shall not be entitled to any compensation or benefits pursuant to this Section 7(g)(ii) if his employment hereunder is terminated pursuant to Section 7(b) or as a result of Employee’s voluntary termination pursuant to Section 7(e).  Notwithstanding anything herein to the contrary no Severance Amount payable to Employee under this section shall exceed the aggregate sum of $3,300,000.

(h)                 No Mitigation.  All amounts due hereunder shall be paid without any obligation to mitigate and such amounts shall not be reduced by or offset by any other amounts earned by Employee or any claims of Employer.

8.                   Non-Competition and Non-Disclosure.

In consideration of the benefits to be provided to Employee hereunder, Employee covenants that he will not, without the consent in writing of Employer, (a) during the Period of Employment and the twelve (12) month period following his termination of employment for any reason other than pursuant to Section 7(c) hereof, Employee will not engage in any business otherwise competitive with that of Employer or any of its subsidiaries in the States of New Jersey, New York, Pennsylvania, Maryland, Massachusetts and Connecticut; and (b) upon termination of the Period of Employment for any reason whatsoever, Employee will not for a period of two years thereafter, (i) solicit or aid in soliciting any employees of Employer or its subsidiaries to leave their employment, or (ii) copy, remove from Employer or its subsidiaries, disclose or make any use of, any client list, confidential business information with respect to clients, material relating to the practices or procedures of Employer or its subsidiaries, or any other proprietary information.  Employee acknowledges that the restrictions, prohibitions and other provisions of this Section 8 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Employer and are a material inducement to the Employer to enter into this Agreement.  It is the intention of the parties hereto that the restrictions contained in this paragraph be enforceable to the fullest extent permitted by applicable law.  Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.  Should Employee engage in or perform, directly or indirectly, any of the acts prohibited by Section 8 hereof, it is agreed that the Employer shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts.  The foregoing remedy available to Employer shall not be deemed to limit or prevent the exercise by the Employer of any or all further rights and remedies, which may be available to the Employer hereunder or at law or in equity.

9.                   Burden and Benefit.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns.  In the event of the death of Employee at or after his termination, any amounts due hereunder shall be paid to his estate unless he has designated a beneficiary.

10.                 Legal Fees and Expenses.

If any contest or dispute shall arise between Employer and Employee regarding any provision of this Agreement or any equity grant or other agreement or compensation arrangement specifically set forth or provided for herein, Employer shall reimburse Employee for all legal fees and expenses reasonably incurred by Employee in connection with such contest or dispute, but only if Employee is successful in respect of substantially all of the Employee’s claims brought and pursued in connection with such contest or dispute.  Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent Employer receives reasonable written evidence of such fees and expenses.

11.                 Governing Law.

This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New Jersey.  If under such law any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

12.                 Notices.

All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Employer’s case to its Secretary) or twenty-four (24) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail — addressed, in the case of Employee, to him at his residential address, and in the case of Employer, to its corporate headquarters, attention of the Secretary, or to such other address as  Employee or Employer may designate in writing at any time or from time to time to the other party.  In lieu of notice by deposit in the U.S. mail, a party may give notice by telegram or telex.

13.                 Amendment.

No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and by a duly authorized officer of the Employer, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.                               Section 409A Provisions

It is the parties’ intention that the rights and benefits to which the Employee could become entitled in connection with the termination of employment covered under this Agreement comply with Section 409A of the Code.  Accordingly, such rights and benefits to which the Employee could become entitled are not intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, and they shall be interpreted and construed in accordance with such intent.

15.                 Survival.

The respective obligations of, and benefits afforded to, Employee and Employer as provided in Section 8 of this Agreement shall survive the termination of this Agreement.

16.                 No Conflict of Interest.

During the Period of Employment, Employee shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board of Trustees of the Employer.

17.                 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one of the same instrument.

18.                 Section Headings.

The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

19.                 Miscellaneous.

This Agreement constitutes the entire understanding between Employer and Employee relating to employment of Employee by Employer and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.  Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

EMPLOYER:
VORNADO REALTY TRUST and
VORNADO REALTY LP

By:	/s/ Michael D. Fascitelli
Michael D. Fascitelli
President

EMPLOYEE:

/s/ Joseph Macnow
Joseph Macnow